UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): March 25, 2014

CORELOGIC, INC.
(Exact Name of the Registrant as Specified in Charter)

Delaware	001-13585	95-1068610
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

40 Pacifica, Irvine, California	92618-7471
(Address of Principal Executive Offices)	(Zip Code)
Registrant’s telephone number, including area code (949) 214-1000
Not Applicable.
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02 Termination of a Material Definitive Agreement.
On March 25, 2014 (the “Closing Date”), concurrent with entering into the Credit Agreement (as defined in Item 2.03 below), the existing credit agreement, dated as of May 23, 2011, among CoreLogic, Inc., a Delaware corporation (“Corelogic” or the “Company”), CoreLogic Australia Pty Limited (the “Australian Borrower” and, together with the Company, the “Borrowers”), the guarantors party thereto, the lenders and other parties thereto and Bank of America, N.A., terminated.
Item 2.01 Completion of Acquisition or Disposition of Assets.
On the Closing Date, the Company, through its indirect wholly owned subsidiaries, CoreLogic Acquisition Co. I, LLC, a Delaware limited liability company, CoreLogic Acquisition Co. II, LLC, a Delaware limited liability company, and CoreLogic Acquisition Co. III, LLC, a Delaware limited liability company, completed the previously announced acquisition of (1) all of the issued and outstanding equity interests of Decision Insight Information Group (U.S.) I, Inc., a Delaware corporation, and Decision Insight Information Group (U.S.) III, LLC, a Delaware limited liability company from Property Data Holdings, Ltd., a Cayman Islands company (the “Stock Seller”), (2) the credit, flood and automated valuation model assets of DataQuick Lending Solutions, Inc., a Delaware corporation (“DQLS”); and (3) certain intellectual property assets of Decision Insight Information Group S.à r.l., a Luxembourg private limited company (“Luxco”), and assumed certain transferred liabilities (collectively, the “Transaction”) pursuant to the terms of that certain Purchase and Sale Agreement (the “Purchase Agreement”) with Stock Seller, DQLS, Luxco, and, solely with respect to, and as specified in, Sections 2.5, 2.7, 2.10(f), 5.7, 5.18, 5.21, 8.2(b), 8.7(b), and 9.15 of the Purchase Agreement, CoreLogic Solutions, LLC, a California limited liability company, and solely with respect to, and as specified in, Sections 5.4 and 5.7 of the Purchase Agreement, Property Data Holdings, L.P., a Cayman Islands exempted limited partnership. The total consideration paid in connection with the transaction referenced above was approximately $651 million in cash (as adjusted), which was funded through borrowings under the Credit Agreement (as defined in Item 2.03 below).
Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
On the Closing Date, and in connection with the Transaction, the Borrowers also entered into a credit agreement among the Company, the Australian Borrower, the lenders party thereto (the “Lenders”), the other parties thereto and Bank of America, N.A., as Administrative Agent (the “Credit Agreement”). The Credit Agreement provides for a $850.0 million five-year term loan facility (the “Term Facility”) and a $550.0 million five-year revolving credit facility (which includes a $100.0 million multicurrency revolving sub-facility and a $50.0 million letter of credit sub-facility) (the “Revolving Facility”). The Credit Agreement also provides for the ability to increase the Term Facility and/or Revolving Facility by up to $500.0 million in the aggregate.
The $850 million borrowed under the Term Facility and $215 million borrowed under the Revolving Facility were borrowed on the Closing Date and were used to finance the purchase price of the Transaction, to refinance the existing term loans of the Company, and to pay fees, costs and expenses in connection with the Transaction and the transactions contemplated by the Credit Agreement.
A further description of the material terms of the Credit Agreement is included in Item 1.01 of the Current Report on Form 8-K filed with the SEC on September 19, 2013, which description is incorporated by reference in this Item 2.03.
Item 7.01 Regulation FD Disclosure.
The Company’s press release, dated March 25, 2014, announcing the completion of the Transaction and related matters is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(a)	Financial Statements of Businesses Acquired.
Financial statements relating to the Transaction are not included in this Current Report on Form 8-K, and to the extent required by this Item 9.01, will be filed by amendment to this Current Report on Form 8-K within seventy-one (71) calendar days from the date that this Current Report on Form 8-K is required to be filed.

(b)	Pro Forma Financial Information.

Pro forma financial information relating to the Transaction is not included in this Current Report on Form 8-K, and to the extent required by this Item 9.01, will be filed by amendment to this Current Report on Form 8-K within seventy-one (71) calendar days from the date that this Current Report on Form 8-K is required to be filed.

(d)	Exhibits.

Exhibit No.	Description
99.1	Press Release, dated March 25, 2014

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

CORELOGIC, INC.

Date:	March 27, 2014	By:	/s/ Frank D. Martell
		Name:	Frank D. Martell
		Title:	Chief Financial Officer

Exhibit index

Exhibit Number	Description

99.1	Press Release, dated March 25, 2014